                                                                    EXHIBIT 99.1

                         [HEALTHCARE REALTY TRUST LOGO]

                                  NEWS RELEASE

Contact: Timothy G. Wallace, Executive Vice President and Chief Financial Officer (615) 269-8175

                        HEALTHCARE REALTY TRUST ANNOUNCES
                         FIRST QUARTER DIVIDEND INCREASE

            COMPANY REPORTS PREFERRED STOCK DIVIDEND AND THIRTY-FIRST
                      CONSECUTIVE COMMON DIVIDEND INCREASE

         NASHVILLE, Tennessee, April 24, 2001 -- Healthcare Realty Trust Incorporated (NYSE:HR) today announced its thirty-first consecutive common stock dividend increase for the quarter ended March 31, 2001. This dividend, in the amount of $0.575 per share, represents an increase of $0.005 per share over the dividend paid for the quarter ended December 31, 2000. The dividend is payable on June 7, 2001 to shareholders of record on May 15, 2001. At this rate, quarterly dividends approximate an annualized dividend payment of $2.30 per share.

         Healthcare Realty Trust also announced a cash dividend of $0.55469 per share for its 8 7/8% Series A Cumulative Preferred Stock. The dividend is payable on May 31, 2001 to shareholders of record on May 15, 2001.

         Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. The Company's portfolio is comprised of nine major facility types, located in 32 states nationwide, and operated pursuant to contractual arrangements with 66 healthcare providers. The Company has investments of approximately $1.7 billion in 267 real estate properties or mortgages, totaling almost twelve million square feet. The Company provides property management or asset management services to more than ten million square feet nationwide.

     In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 2000.
   Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.

                                      -END-